The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion Amendment No. 1 dated January 11, 2016† to the PRELIMINARY PRICING SUPPLEMENT dated January 8, 2016	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-204908 (To Prospectus dated June 12, 2015)

UBS AG Phoenix Autocallable Notes with Memory Interest

UBS AG $• linked to the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract due on or about July 20, 2016

Investment Description

UBS AG Phoenix Autocallable Notes with Memory Interest (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract (the “underlying asset”). UBS will pay a contingent interest payment, plus any previously unpaid contingent interest payments, if the official settlement price* of the underlying asset (in the case of any interest review date other than the valuation date) or the final price (in the case of the valuation date) is equal to or greater than the interest barrier. If the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) and the final price (in the case of the valuation date), as applicable, are less than the interest barrier on each of the interest review dates, you will receive no contingent interest payments during the term of the Notes. The “final price” is the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates. UBS will automatically call the Notes early if the official settlement price of the underlying asset on any autocall review date is equal to or greater than the initial price. If the Notes are called, UBS will pay you the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest review dates where the official settlement price of the underlying asset was less than the interest barrier, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the final price is equal to or greater than the trigger price, which is the same price as the interest barrier, UBS will pay you a cash payment at maturity equal to the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest review dates where the official settlement price of the underlying asset was less than the interest barrier. If, however, the final price is less than the trigger price, UBS will pay you less than the full principal amount, if anything, resulting in a percentage loss on your investment that is equal to the percentage decline in the price of the underlying asset from the initial price to the final price (the “underlying return”), and you will lose some or all of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. The contingent repayment of principal only applies if you hold the Notes to maturity. Contingent interest payments should not be viewed as periodic interest payments. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

*   As defined on page 12.

Features
❑	Contingent Interest Payments — If the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) or the final price (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay a contingent interest payment, plus any previously unpaid contingent interest payments. For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on such later interest payment date, it will not be made again on any subsequent interest payment date. If the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) and the final price (in the case of the valuation date), as applicable, are less than the interest barrier on each of the interest review dates, you will receive no contingent interest payments during the term of the Notes.
❑	Automatically Callable — If the official settlement price of the underlying asset on any autocall review date is equal to or greater than the initial price, UBS will automatically call the Notes and pay you the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest review dates where the official settlement price of the underlying asset was less than the interest barrier. If the Notes are not called, investors will have the potential for downside market risk at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If at maturity the Notes have not been called and the final price is equal to or greater than the trigger price, UBS will repay the principal amount per Note at maturity. If the final price is less than the trigger price, UBS will repay less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.
Key Dates*

Trade Date	January 15, 2016
Settlement Date	January 21, 2016
Interest Review Dates	April 15, 2016 and
July 15, 2016 (see page 3)
Autocall Review Dates	April 15, 2016 and
July 15, 2016 (see page 3)
Averaging Dates	July 11, 2016
July 12, 2016
July 13, 2016
July 14, 2016 and July 15, 2016
Valuation Date	July 15, 2016
Maturity Date	July 20, 2016

*	Expected. See page 3 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have downside market risk equal to the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 6 before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes linked to the performance of the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) futures contract. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 minimum investment) and integral multiples of $1,000 in excess thereof. The contingent interest payment, initial price, trigger price and interest barrier for the Note will be set on the trade date.

Underlying Asset	Bloomberg Ticker	Contingent Interest Payment	Initial Price	Trigger Price	Interest Barrier	CUSIP	ISIN
Relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) futures contract	CL1	$31.25	$•	85% of the Initial Price	85% of the Initial Price	90270KGD5	US90270KGD54

The estimated initial value of the Notes as of the trade date is expected to be between $9.70 and $9.90 for Notes linked to the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) futures contract. The range of the estimated initial value of the Notes was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this preliminary pricing supplement.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in this preliminary pricing supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this preliminary pricing supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract	$•	$1,000.00	$•	$0.50	$•	$999.50

(1)	Certain fiduciary accounts will pay a purchase price of $999.50 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents will forego fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates that will not exceed $0.50 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
†This amended preliminary pricing supplement supersedes in its entirety the related preliminary pricing supplement dated January 8, 2016 for the Notes. We refer to this amended preliminary pricing supplement as the preliminary pricing supplement.
J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus), with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated June 12, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this preliminary pricing supplement, “Notes” refer to the Phoenix Autocallable Notes with Memory Interest that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated June 12, 2015.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

This amended and restated preliminary pricing supplement amends and restates and supersedes the preliminary pricing supplement related hereto dated January 8, 2016 in its entirety.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You believe the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) or the final price of the underlying asset (in the case of the valuation date) will be equal to or greater than the interest barrier on the specified review dates (including the valuation date).
♦	You understand and accept that you will not participate in any appreciation in the price of the underlying asset and that your potential return is limited to the contingent interest payments specified in the applicable pricing supplement.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations in the official settlement price of the underlying asset.
♦	You would be willing to invest in the Notes based on the expected contingent interest payment indicated on the cover hereof (the actual contingent interest payment will be determined on the trade date and will not be less than the expected contingent interest payment set forth herein).
♦	You do not seek guaranteed current income from this investment.
♦	You would be willing to invest in the Notes based on the trigger price indicated on the cover hereof (the actual trigger price will be determined on the trade date and will not exceed the trigger price indicated on the cover hereof).
♦	You are willing to invest in Notes that may be called early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You fully understand the risks associated with commodity futures contracts generally, and light sweet crude oil (WTI) futures contracts specifically.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You believe that (i) the price of the underlying asset will decline during the term of the Notes and is likely to be less than the interest barrier on the specified review dates and (ii) the final price is likely to be less than the trigger price.
♦	You seek an investment that participates in the full appreciation in the price of the underlying asset or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations in the official settlement price of the underlying asset.
♦	You would be unwilling to invest in the Notes based on the expected contingent interest payment indicated on the cover hereof (the actual contingent interest payment will be determined on the trade date and will not be less than the expected contingent interest payment set forth herein).
♦	You seek guaranteed current income from this investment.
♦	You would be unwilling to invest in the Notes based on the trigger price indicated on the cover hereof (the actual trigger price will be determined on the trade date and will not exceed the trigger price indicated on the cover hereof).
♦	You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold such the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
♦	You do not fully understand the risks associated with commodity futures contracts generally, and light sweet crude oil (WTI) futures contracts specifically.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this preliminary pricing supplement for risks related to an investment in the Notes.

1

Indicative Terms
Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term(1)	Approximately 6 months, unless called earlier.
Underlying Asset	The Notes are linked to the official settlement price per barrel, stated in U.S. dollars, of the first nearby month futures contract for Light Sweet Crude Oil (WTI) as traded on the NYMEX (Bloomberg Ticker: CL1 <Comdty>), provided that if the trade date, the relevant autocall review date or the relevant interest review date falls within the notice period for delivery of NYMEX-traded Light Crude Oil under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date.
Contingent Interest Payment

If the official settlement price (in the case of any interest review date other than the valuation date) or final price (in the case of the valuation date) of the underlying asset is equal to or greater than the interest barrier, UBS will pay you the contingent interest payment applicable to such interest review date on the relevant interest payment date plus any previously unpaid contingent interest payments in respect of any previous interest review dates pursuant to the memory interest feature.

If the official settlement price (in the case of any interest review date other than the valuation date) or final price (in the case of the valuation date) of the underlying asset is less than the interest barrier, the contingent interest payment applicable to such interest review date will not be payable and UBS will not make any payment to you on the relevant interest payment date.

The contingent interest payment is a fixed amount. Each contingent interest payment, including any previously unpaid contingent interest payments, will be $31.25 on any interest payment date where the above conditions are satisfied.

Memory Interest Feature

If a contingent interest payment is not made on an interest payment date (other than the maturity date) because the official settlement price of the underlying asset is less than the interest barrier on the related interest review date, such contingent interest payment will be made on a later interest payment date if the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) or the final price (in the case of the valuation date), as applicable, is equal to or greater than the interest barrier on the relevant interest review date.

For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on a later interest payment date, it will not be made again on any subsequent interest payment date.

If the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) and the final price (in the case of the valuation date), as applicable, are less than the interest barrier on each of the interest review dates, you will receive no contingent interest payments during the term of the Notes.

Automatic Call	The Notes will be called automatically if the official settlement price of the underlying asset on any autocall review date is equal to or greater than the initial price.

If the Notes are called, UBS will pay you on the corresponding interest payment date (which will be the ?call settlement date?) a cash payment per Note equal to your principal amount plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest review dates where the official settlement price of the underlying asset was less than the interest barrier. No further amounts will be owed to you under the Notes.

Autocall Review Dates	The dates specified on page 3 herein, subject to postponement in the case of a disruption event as described under "Market Disruption Events" and "Permanent Disruption Events; Alternative Method of Calculation" on pages 16 and 17 of this preliminary pricing supplement.
Call Settlement Date	If the Notes are called, the call settlement date will be the first interest payment date following such autocall review date.
Payment at Maturity (per Note)

If the Notes are not called and the final price is equal to or greater than the trigger price, on the maturity date UBS will pay you a cash payment equal to the principal amount.

If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will repay less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return, for an amount equal to:

$1,000 + ($1,000 x Underlying Return)

As discussed above, UBS will also pay any contingent interest payment(s) otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest review dates where the official settlement price of the underlying asset was less than the interest barrier.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Trigger Price	A specified price of the underlying asset that is less than the initial price, equal to a percentage of the initial price as indicated on the cover hereof.
Interest Barrier	A specified price of the underlying asset that is less than the initial price, equal to a percentage of the initial price as indicated on the cover hereof.
Initial Price	The official settlement price of the underlying asset on the trade date as determined by the calculation agent.
Final Price	The arithmetic average of the official settlement price of the underlying asset on each of the averaging dates, as determined by the calculation agent.
Interest Review Dates	The dates specified on page 3 herein, subject to postponement in the case of a disruption event as described under "Market Disruption Events" and "Permanent Disruption Events; Alternative Method of Calculation" on pages 16 and 17.
Interest Payment Dates	Three business days following each interest review date, except that the interest payment date for the valuation date is the maturity date, as specified on page 3 herein.
Averaging Dates	July 11, 2016, July 12, 2016, July 13, 2016, July 14, 2016 and July 15, 2016. The averaging dates may be subject to postponement in the case of a disruption event as described under “Market Disruption Events” and “Permanent Disruption Events; Alternative Method of Calculation” on pages 16 and 17.

(1)    In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the interest review dates, the averaging dates, and autocall review dates, as well as the valuation date and maturity date to ensure that the stated term of the Notes remains the same.

2

Investment Timeline

Trade Date	The initial price, trigger price, contingent interest payment, and interest barrier are determined.
¯
Each Interest Review Date	If the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) or final price (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay you a contingent interest payment, plus any previously unpaid contingent interest payments, on the applicable interest payment date.
¯
Each Autocall Review Date	If the official settlement price of the underlying asset is equal to or greater than the initial price on any autocall review date, the Notes will be called automatically and UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount. As discussed above, UBS will also pay any contingent interest payment otherwise due on the call settlement date plus any previously unpaid contingent interest payments with respect to any previous interest review dates where the official settlement price of the underlying asset was less than the interest barrier.
¯
Maturity Date

The official settlement price of the underlying asset is observed on each of the averaging dates and the final price is calculated on the valuation date.

If the Notes are not called and the final price is equal to or greater than the trigger price, on the maturity date UBS will pay you a cash payment per note equal to the principal amount.

If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will repay per note less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return.

As discussed above, UBS will also pay any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest review dates where the official settlement price of the underlying asset was less than the interest barrier.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Interest Review Dates(1) and Interest Payment Dates(2)
Interest Review Dates	Interest Payment Dates
April 15, 2016*	April 20, 2016
July 15, 2016**	July 20, 2016***

*	This date is also an autocall review date.
**	This date is also the valuation date.
***	This date is also the maturity date.
(1)	Subject to the disruption event provisions set forth on pages 16 and 17 of this preliminary pricing supplement.
(2)	If you sell your Notes in the secondary market on any day on or preceding an interest review date or an autocall review date, the purchaser of the Notes shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that date. If you sell your Notes in the secondary market on any day following an interest review date or an autocall review date, you will be deemed the record holder on the record date and therefore you will be entitled to any payment attributable to that date.

3

Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 6 months
Initial Price:	$35
Contingent Interest Payment per Interest Payment Date:	$31.25
Interest Review Dates:	April 15, 2016 and July 15, 2016
Autocall Review Dates	April 15, 2016 and July 15, 2016
Trigger price:	$29.75 (which is 85% of the Initial Price)
Interest Barrier:	$29.75 (which is 85% of the Initial Price)

Example 1 — The Official Settlement Price of the Underlying Asset is equal to or greater than the Initial Price on the first Autocall Review Date.

Date	Official Settlement Price	Payment (per Note)
First Interest Review Date and Autocall Review Date	$37 (equal to or greater than Initial Price)	$1,031.25 (Settlement Amount plus Contingent Interest Payment)
	Total Payment:	$1,031.25 (3.125% return)

Because the official settlement price of the underlying asset is equal to or greater than the initial price on the first autocall review date (which is approximately three months after the trade date and is the first interest review date), UBS will pay you on the call settlement date a total of $1,031.25 per Note, reflecting the principal amount plus the applicable contingent interest payment, for a 3.125% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT Called and the Final Price of the Underlying Asset is equal to or greater than the Trigger Price and the Interest Barrier.

Date	Official Settlement Price	Payment (per Note)
First Interest Review Date and Autocall Review Date	$29 (less than Initial Price and Interest Barrier)	$0.00 (Contingent Interest Payment)
Valuation Date*	$33 (equal to or greater than Trigger Price and Interest Barrier; less than Initial Price)	$1,062.50 (Payment at Maturity)
	Total Payment:	$1,062.50 (6.25% return)

Because the Notes are not called and the final price of the underlying asset is greater than the trigger Price, at maturity UBS will pay you a total of $1,062.50 per Note, reflecting your principal amount plus the contingent interest payment of $31.25 applicable to the valuation date and the contingent interest payment of $31.25 received in respect of the first interest review date. UBS will have paid you a total of $1,062.50 per Note for a 6.25% total return on the Notes.

Example 3 — Notes are NOT Called and the Final Price of the Underlying Asset is less than the Trigger Price and the Interest Barrier.

Date	Official Settlement Price	Payment (per Note)
First Interest Review Date and Autocall Review Date	$32 (equal to or greater than Interest Barrier; less than Initial Price)	$31.25 (Contingent Interest Payment)
Valuation Date*	$14 (less than Trigger Price and Interest Barrier)	$1,000.00 + [$1,000.00 × Underlying Return] = $1,000.00 + [$1,000.00 × -60%] = $1,000.00 - $600.00 = $400.00 (Payment at Maturity)
	Total Payment:	$431.25 (-56.825% return)

Because the Notes are not called and the final price of the underlying asset is less than the trigger price, at maturity UBS will pay you $400.00 per Note. When added to the contingent interest payment of $31.25 received in respect of prior interest review dates, UBS will have paid you $431.25 per Note for a loss on the Notes of -56.825%.

* Represents the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates.

4

The following table illustrates payments on the Notes, assuming a range of performance for the underlying asset on a given interest review date.

The hypothetical payments set forth below are based on the hypothetical terms set forth above. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity
Hypothetical Official Settlement Price	Interest Review Dates Prior to the Final Interest Review Date		Final Interest Review Date
	Hypothetical Underlying Return at Interest Review Date	Payment on Interest Payment Date or Call Settlement Date1) 2)	Hypothetical Underlying Return at Maturity	Hypothetical Payment at Maturity per Note3)
49.00	40.00%	$1,031.25	40.00%	$1,031.25
45.50	30.00%	$1,031.25	30.00%	$1,031.25
42.00	20.00%	$1,031.25	20.00%	$1,031.25
40.25	15.00%	$1,031.25	15.00%	$1,031.25
38.50	10.00%	$1,031.25	10.00%	$1,031.25
36.75	5.00%	$1,031.25	5.00%	$1,031.25
35.00	0.00%	$1,031.25	0.00%	$1,031.25
33.25	-5.00%	$31.25	-5.00%	$1,031.25
31.50	-10.00%	$31.25	-10.00%	$1,031.25
29.75	-15.00%	$31.25	-15.00%	$1,031.25
29.749	-15.01%	$0.00	-15.01%	$849.90
28.00	-20.00%	$0.00	-20.00%	$800.00
24.50	-30.00%	$0.00	-30.00%	$700.00

1)	The Notes will be automatically called if the official settlement price of the underlying asset on any interest review date (other than the final interest review date) is equal to or greater than the initial price.
2)	You will receive a contingent interest payment in connection with an interest review date (other than the final interest review date) if the official settlement price of the underlying asset on that interest review date is equal to or greater than the interest barrier.
3)	You will receive a contingent interest payment in connection with the final interest review date if the final price is equal to or greater than the interest barrier.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying asset from the initial price to the final price. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you a cash payment of less than the principal amount resulting in a percentage loss on your investment that is equal to the underlying return at maturity, the value of which is expected to be worth less than the principal amount and may be worthless.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

5

Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the risks that apply to the Notes are summarized below, but we also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will repay you the principal amount of your Notes in cash only if the final price of the underlying asset is equal to or greater than to the trigger price and will only make such payment at maturity. If the Notes are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the underlying return. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them for a loss relative to your initial investment even if the price of the underlying asset is equal to or greater than the trigger price.
♦	You may not receive any contingent interest payments — UBS will not necessarily pay contingent interest payments on the Notes, and thus contingent interest payments should not be viewed as periodic interest payments. If the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) or the final price (in the case of the valuation date) on any interest review date is less than the interest barrier, UBS will not pay you the contingent interest payment in respect of such interest review date on the related interest payment date. However, if a contingent interest payment is not made on an interest payment date (other than the maturity date) because the official settlement price of the underlying asset is less than the interest barrier on the related interest review date, such contingent interest payment will be made on a later interest payment date if the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) or the final price (in the case of the valuation date), as applicable, is equal to or greater than the interest barrier on the relevant interest review date. If the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) and the final price (in the case of the valuation date), as applicable, are less than the interest barrier on each of the interest review dates, you will receive no contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payment coincides with a period of greater risk of principal loss on your Notes.
♦	Payment at maturity based on average over the averaging dates — Since your payment at maturity, if any, will be determined by the calculation agent based on an average of the value of the underlying asset as of each of the averaging dates, your return on the Notes may be lower than the underlying return of the underlying asset from trade date to valuation date, and could be negative even if the underlying asset appreciated over the term of the Notes.
♦	Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying asset and you will not have the same rights as holders of the underlying asset — The return potential of the Notes is limited to the pre-specified contingent interest rate, regardless of the appreciation of the underlying asset. In addition, the total return on the Notes will vary based on the number of review dates on which the requirements of the contingent interest payments have been met prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any contingent interest payments or any other payment in respect of any interest review dates after the applicable call settlement date. Since the Notes could be called as early as the first potential call settlement date, the total return on the Notes could be minimal. For the avoidance of doubt, the fees and commissions described on the front cover page of this Preliminary Pricing Supplement will not be rebated if the Notes are automatically called. If the Notes are not called, you will not participate in any appreciation in the price of the underlying asset even though you will be subject to the underlying asset's risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying asset.
♦	Higher contingent interest payments are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying asset reflects a higher expectation as of the trade date that the official settlement price of the underlying asset (in the case of any interest review date other than the valuation date) or the final price (in the case of the valuation date) could be less than the interest barrier on the specified interest review dates and the trigger price on the valuation date of the Notes. This greater expected risk will generally be reflected in a higher contingent interest payment for that Note. However, while the contingent interest payment is set on the trade date, the underlying asset’s volatility can change significantly over the term of the Notes. The price of the underlying asset for your Notes could fall sharply, which could result in the loss of some or all of your initial investment.
♦	Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent that you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as the first potential call settlement date, you should be prepared in the event the Notes are called early.
♦	Credit risk of UBS — The Notes are unsubordinated unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call, contingent interest payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The settlement price for the underlying asset is the result of the supply of, and the demand for, the underlying asset and for the exchange traded futures contracts for the purchase or delivery of relevant nearby NYMEX-traded Light Sweet Crude Oil. Changes in the official settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the price of Light Sweet Crude Oil, and of the prices of exchange-traded futures contracts for the purchase or delivery of Light Sweet Crude Oil and a variety of economic, financial, political, regulatory, or judicial events. You, as an investor in the Notes, should make your own investigation into the respective underlying asset and the merits of an investment linked to it.
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♦	The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Notes” below. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.
♦	The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the underlying asset settlement price on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:
♦	the expected volatility of the price of Light Sweet Crude Oil, and of the prices of exchange-traded futures contracts for the purchase or
♦	delivery of Light Sweet Crude Oil;
♦	the time to maturity of the Notes;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	global supply and demand for Light Sweet Crude Oil, and supply and demand for exchange-traded futures contracts for the purchase or
♦	delivery of Light Sweet Crude Oil;
♦	supply and demand for the Notes; and
♦	the creditworthiness of UBS.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price of the underlying asset, volatility and global supply and demand in the commodity markets generally and in the underlying asset specifically, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds
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(i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying asset; the volatility and global supply and demand of the commodity markets generally and the underlying asset specifically; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	The historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset during the term of the Notes — It is impossible to predict whether the official settlement price of the underlying asset will rise or fall. The official settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors.
♦	Legal and regulatory risks — Legal and regulatory changes could adversely affect the official settlement price of the underlying asset. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the official settlement price of the underlying asset, but any such action could cause unexpected volatility and instability in the commodities markets with a substantial and adverse effect on the performance of the underlying asset and, consequently, on the value of the Notes.
♦	Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and the amounts payable on, the Notes — Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the Notes of any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the Notes and may affect the amounts payable on and the value of the Notes.
♦	The calculation agent may postpone the trade date or any interest review date, averaging date or autocall review date and thus the settlement date, an interest payment date, call settlement date or the maturity date, respectively, upon the occurrence of a market disruption event, replace the underlying asset upon the occurrence of a permanent disruption event or adjust the calculation of the underlying asset or successor upon an alternative method of calculation — If the calculation agent determines that, on any trade date, interest review date, or autocall review date, a market disruption event has occurred or is continuing, the affected date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will make the relevant determination based on the official settlement price of the underlying asset on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will the relevant date be postponed by more than ten trading days. As a result, the settlement date, an interest payment date or the call settlement date for the Notes could also be postponed, although not by more than ten trading days.
If any such review date (other than an averaging date) is postponed to the last possible day as described above, but a market disruption event occurs and is continuing on that day, that day will nevertheless be the relevant date. If the official settlement price of the underlying asset is not available on that day, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the official settlement price of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason.

Similarly, if the calculation agent determines that a market disruption event has occurred or is continuing on any of the averaging dates (including the valuation date), the affected averaging date will be postponed until the first succeeding valid date. A “valid date” is a trading day on which a market disruption event has not occurred and which is not otherwise scheduled to be an averaging date. If the first succeeding valid date has not occurred as of the close of trading on the tenth trading day immediately following the originally scheduled averaging date, then (1) that tenth trading day shall be deemed to be the averaging date (irrespective of whether that tenth trading day is already an averaging date) and (2) the calculation agent will determine the official settlement price (and thereafter, the final price) on such day as specified above. If the calculation agent postpones an averaging date (and therefore the determination of the final price), the calculation agent may also adjust the maturity date to ensure that the number of business days between the valuation date and the maturity date remains the same. See “Market Disruption Event” on page 16 of this preliminary pricing supplement.

Alternatively, if the calculation agent determines that a permanent disruption event has occurred, the calculation agent may replace the underlying asset with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying asset, and such official settlement price on each interest review date, autocall review date and/or averaging date (including the valuation date) will be determined by reference to the official settlement prices of such successor commodity at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as

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necessary to ensure cross-comparability of the permanently disrupted underlying asset and the successor commodity. In addition, if the calculation agent determines that an alternative method of calculation with respect to the underlying asset or successor commodity has occurred, the calculation may make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity, as applicable. See "Permanent Disruption Events; Alternative Method of Calculation" on page 17 of this preliminary pricing supplement.

♦	Owning the Notes is not the same as owning the underlying asset — Owning the Notes is not the same as owning the underlying asset. The return on your Notes may not reflect the return you would realize if you actually purchase an exchange contract on the underlying asset.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the official settlement price of the underlying asset will rise or fall. The official settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset. You should be willing to accept the downside risks of owing commodities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.
♦	Owning the Notes is not the same as purchasing the relevant nearby light sweet crude oil (WTI) futures contract or certain other related contracts directly - The return on your Notes will not reflect the return you would realize if you had actually purchased or took a short position in light sweet crude oil (WTI) directly, or any exchange-traded or over-the-counter instruments based on light sweet crude oil (WTI). You will not have any rights that holders of such assets or instruments have. Even if the price of the underlying asset moves favorably during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the price of the underlying asset to move favorably while the market value of the Notes declines.
♦	The determination as to whether the Notes are subject to an automatic call, or any contingent interest payment is due, or the formula for calculating the payment at maturity of the Notes do not take into account all developments in the price of the underlying asset — Changes in the price of the underlying asset during the periods between each interest review date or autocall review date may not be reflected in the determinations as to whether the contingent interest payment (including any previously unpaid contingent interest payment) is payable to you on any interest payment date, whether the Notes are subject to an automatic call, or the calculation of the amount payable at maturity of the Notes.
The calculation agent will determine whether the contingent interest payment (including any previously unpaid contingent interest payment) is payable to you on any interest payment date by observing only whether the official settlement price (in the case of any interest review date other than the valuation date) or final price (the case of the valuation date) of the underlying asset is equal to or greater than the interest barrier. Similarly, the calculation agent will determine whether the Notes are subject to an automatic call by observing only the official settlement price of the underlying asset on any autocall review date.
The calculation agent will calculate the payment at maturity by comparing only the final price relative to the initial price. No other prices or values will be taken into account. As a result, you may lose some or all of your principal amount even if the price of the underlying asset has risen at certain times during the term of the Notes and your return could be negative even if the underlying asset appreciated over the term of the Notes.
♦	The Notes offer exposure to futures contracts and not direct exposure to physical commodities — The Notes will reflect a return based on the performance of the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) futures contract and do not provide exposure to Light Sweet Crude Oil (WTI) spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.
♦	Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of the Notes, and any payments you may receive in respect of the Notes.
♦	Changes in supply and demand in the market for Light Sweet Crude Oil (WTI) futures contracts may adversely affect the value of the Notes — The Notes are linked to the performance of futures contracts on the underlying physical commodity Light Sweet Crude Oil (WTI). Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the official settlement price of the underlying asset will be determined by reference to the futures contract in respect of the first nearby month, the value of the Notes may be less than would otherwise be the case if the official settlement price of the underlying asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.
♦	Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign
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exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying asset, and therefore, the value of the Notes.
♦	The Notes may be subject to certain risks specific to Light Sweet Crude Oil (WTI) as a commodity — Light Sweet Crude Oil (WTI) is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the accompanying prospectus, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:
♦	changes in the level of industrial and commercial activity with high levels of energy demand;
♦	disruptions in the supply chain or in the production or supply of other energy sources;
♦	price changes in alternative sources of energy;
♦	adjustments to inventory;
♦	variations in production and shipping costs;
♦	costs associated with regulatory compliance, including environmental regulations; and
♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the underlying asset, and the market value of the Notes linked to the underlying asset, may offset or enhance the effect of another factor.

♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset may adversely affect the performance and, therefore, the market value of the Notes.
♦	Potential conflict of interest — There are potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes based on observed official settlement prices of the underlying asset. The calculation agent can postpone the determination of the initial price and the final price of the underlying asset on the trade date or valuation date, respectively, or the determination of the official settlement price on any interest review date or autocall review date (including the averaging dates), if a disruption event occurs and is continuing on that date. As UBS determines the economic terms of the Notes, including the contingent interest payment, interest barrier and the trigger price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	The business activities of UBS or its affiliates may create conflicts of interest — UBS and its affiliates may engage in business related to the underlying asset that are not for the account of holders of the Notes or on their behalf. These trading activities might present a conflict between the holders’ interest in the Notes and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.
♦	You must rely on your own evaluation of the merits of an investment linked to the underlying asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying asset. These views are sometimes communicated to clients who participate in energy markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in energy markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in energy markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the energy markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future official settlement prices of the underlying asset.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes.

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Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes”.

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Description of the Underlying Asset

In this preliminary pricing supplement, when we refer to the official settlement price of the underlying asset, we mean the official U.S. dollar settlement price of Light Sweet Crude Oil (WTI) (expressed in dollars per barrel) for the relevant first nearby Light Sweet Crude Oil (WTI) Futures Contract, as traded on the NYMEX and displayed on Bloomberg under the symbol “CL1” <Comdty>. If the actual review date, due to a disruption event or other postponement, falls within the notice period for delivery of Light Sweet Crude Oil (WTI) under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract will be used.

Light Sweet Crude Oil (WTI) is a blend of different streams of light crude oil. Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The futures contract is used as a principal international pricing benchmark. The contract trades in units of 1,000 barrels, and the delivery point is Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes. The exchange lists 72 continuous monthly contracts.

The Light Sweet Crude Oil (WTI) Futures Contract is traded on the NYMEX. Additional information about the Light Sweet Crude Oil (WTI) Futures Contract is available at the following website: http://www.cmegroup.com/trading/energy/light-sweet-crude-oil.html.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. We have not conducted any independent review or due diligence of information contained in outside sources.

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Historical Information

The following table sets forth the quarterly high and low official settlement prices for the underlying asset, as reported by Bloomberg Professional® service (“Bloomberg”). The official settlement price of the underlying asset on January 8, 2016, was $32.88. The actual initial price will be the official settlement price of the underlying asset on the trade date. You should not take the historical performance of the underlying asset as an indication of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2012	3/30/2012	$109.77	$96.36	$103.02
4/2/2012	6/29/2012	$106.16	$77.69	$84.96
7/2/2012	9/28/2012	$99.00	$83.75	$92.19
10/1/2012	12/31/2012	$92.48	$84.44	$91.82
1/2/2013	3/28/2013	$97.94	$90.12	$97.23
4/1/2013	6/28/2013	$98.44	$86.68	$96.56
7/1/2013	9/30/2013	$110.53	$97.99	$102.33
10/1/2013	12/31/2013	$104.10	$92.30	$98.42
1/2/2014	3/31/2014	$104.92	$91.66	$101.58
4/1/2014	6/30/2014	$107.26	$99.42	$105.37
7/1/2014	9/30/2014	$105.34	$91.16	$91.16
10/1/2014	12/31/2014	$91.01	$53.27	$53.27
1/2/2015	3/31/2015	$53.53	$43.46	$47.60
4/1/2015	6/30/2015	$61.43	$49.14	$59.47
7/1/2015	9/30/2015	$56.96	$38.24	$45.09
10/1/2015	12/31/2015	$49.63	$34.73	$37.04
1/4/2016*	1/8/2016*	$36.76	$32.88	$32.88
*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through January 8, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the underlying asset from January 2, 2006 through January 8, 2016, based on information from Bloomberg. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

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What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion only applies to you if you are a U.S. Holder that holds the Notes as capital assets for tax purposes and you purchased your Notes in the initial issuance of such Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying asset. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent interest payment, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for a period of greater than one year (otherwise such gain or loss should be short-term capital gain or loss if held for a period of one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an interest review date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described below. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected asset-linked securities.

The Internal Revenue Service (“IRS”), for example, might assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or a portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize income as if the Notes or the relevant portion of the Notes had been sold for fair market value). The IRS might also assert that a rollover of the underlying asset could be treated as a taxable deemed exchange of the Note for a “new” Note, in which case a U.S. Holder would recognize gain or loss (which may be short-term capital gain or loss and such loss may be subject to the “wash sale” rules) equal to the difference between the fair market value of the Note and the U.S. Holder’s tax basis in the Note at the time of the rollover of the underlying asset, and the U.S. Holder would begin a new holding period for the Note on the day following such rollover and take a new fair market value tax basis in the Note. Lastly, the IRS may assert that the Notes should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to FATCA, as discussed below, we currently do not intend to withhold any tax on any contingent payments made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the sale or

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exchange of a Note or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States. Gain from the sale or exchange of a Note or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the United States. If any gain realized on the sale, exchange, or other taxable disposition of the Notes by the non-U.S. holder is described in either of the preceding, a non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the entire term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local or other (including non-U.S.) taxing jurisdiction.

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Market Disruption Events

With respect to the underlying asset, the calculation agent will determine the official settlement price on each interest review date and averaging date, and the final price based upon the arithmetic average of the official settlement prices on each of the averaging dates (including the valuation date). If the calculation agent determines that, on any interest review date (other than the valuation date), a market disruption event has occurred or is continuing with respect to the underlying asset, the affected date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will determine the official settlement price by reference to the official settlement price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the official settlement price on such day. In such an event, the calculation agent will estimate the official settlement price for the underlying asset that would have prevailed in the absence of the market disruption event.

In the case of determining the final price of the underlying asset, to the extent a market disruption event occurs on any averaging date (including the valuation date), the affected averaging date shall be the first succeeding valid date. A “valid date” is a trading day on which a market disruption event has not occurred and which is not otherwise scheduled to be an averaging date. If the first succeeding valid date in respect of the underlying asset has not occurred as of the close of trading on the tenth trading day immediately following the originally scheduled averaging date, then (1) that tenth trading day shall be deemed to be the averaging date (irrespective of whether that tenth trading day is already an averaging date) and (2) the calculation agent will determine the official settlement price (and thereafter, the final price) on such day as specified above. If the calculation agent postpones an averaging date (and therefore the determination of the final price), the calculation agent may also adjust the maturity date to ensure that the number of business days between the valuation date and the maturity date remains the same.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the applicable review date or averaging date (including the valuation date) if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the official settlement price of the underlying asset.

Any of the following will be a “market disruption event”, as determined by the calculation agent:

♦	the failure of Bloomberg to announce or publish the official settlement price for the underlying asset, or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;
♦	the official settlement price is not published for the underlying asset;
♦	a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);
♦	such underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;
♦	the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;
♦	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or
♦	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the Notes.

The following events will not be market disruption events:

♦	a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying asset, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,
♦	an imbalance of orders, or
♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, the NYMEX or any successor thereto, with respect to any successor commodity (as defined under “Permanent Disruption Events; Alternative Method of Calculation” on page 17 of this preliminary pricing supplement), the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

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Permanent Disruption Events; Alternative Method of Calculation

Any of the following may be a "permanent disruption event" (and, together with a market disruption event a "disruption event"), as determined by the calculation agent:

♦	the permanent discontinuation or disappearance of trading in the underlying asset or the physical delivery of the commodity underlying the underlying asset;
♦	the permanent discontinuation or disappearance of option contracts relating to the underlying asset;
♦	the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or
♦	the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset.

If a permanent disruption event occurs, the calculation agent may replace the underlying asset with another commodity futures contract, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the permanently disrupted underlying asset (such replacement commodity futures contract will be referred to herein as a "successor commodity"), then the official settlement price on each interest review date, autocall review date and/or averaging date (including the valuation date) will be determined by reference to the official settlement prices of such successor commodity at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying asset and the successor commodity.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Notes.

If there is a permanent disruption event with respect to the underlying asset or successor commodity (in each case, an "underlying commodity") prior to, and such discontinuation is continuing on, the relevant interest review date, autocall review date and/or averaging date (including the valuation date) and the calculation agent determines that no successor commodity is available at such time, then the calculation agent will determine the official settlement price on each interest review date and/or averaging date (including the valuation date) for the underlying asset or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued underlying asset, the official settlement price on any affected date (including the valuation date), as applicable, for the underlying asset will be the official settlement price that the calculation agent determines on the date following the relevant date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Notes.

Any of the following may be considered an "alternative method of calculation" with respect to the underlying asset or successor commodity, as determined by the calculation agent:

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant official settlement price;
♦	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying asset or successor commodity; or
♦	a modification in the reporting of the official settlement price for the underlying asset or successor commodity such that it does not, in the opinion of the calculation agent, fairly represent the value of the underlying asset or successor commodity.

If the calculation agent determines there is an alternative method of calculation for the underlying asset or successor commodity, the calculation agent will, at the close of business in New York City on the applicable interest review date, autocall review date and/or averaging dates (including the valuation date) for the underlying asset or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Notes.

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Additional Terms of the Notes

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by that Security. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal: (i) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Notes, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.

Trading Day

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the primary exchange(s) or market(s) on which the underlying asset is listed or admitted for trading.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your Notes without notice. The calculation agent will make all determinations regarding the payment upon an automatic call or at maturity, market disruption

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events, business days, trading days, the default amount, the underlying return, the initial price, the trigger price, the final price and all other determinations with respect to the Notes, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount that will not exceed $0.50 per $1,000 Principal Amount of Notes, but will forgo any fees for sales to certain fiduciary accounts. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public, but will forego fees for sales to certain fiduciary accounts. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of the final pricing supplement.

Each Agent may be deemed to be an “underwriter” as defined in the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a ”conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this preliminary pricing supplement.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Indicative Terms	2
Investment Timeline	3
Interest Review Dates and Interest Payment Dates	3
Hypothetical Examples of How the Notes Might Perform	4
Key Risks	6
Description of the Underlying Asset	12
What are the Tax Consequences of the Notes?	14
Market Disruption Events	16
Permanent Disruption Events; Alternative Method of Calculation	17
Additional Terms of the Notes	18
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	20

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$•

UBS AG Phoenix Autocallable Notes due on or about July 20, 2016

Amendment No. 1 dated January 11, 2016† to the Preliminary Pricing Supplement dated January 8, 2016 (To Prospectus dated June 12, 2015)

UBS Investment Bank

J.P. Morgan Securities LLC